SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549




                          FORM 8-A

      FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
          PURSUANT TO SECTION 12(b) OR 12(g) OF THE
               SECURITIES EXCHANGE ACT OF 1934


               DYNASIL CORPORATION OF AMERICA
   (Exact Name of Registrant as Specified in Its Charter)


          Delaware                       22-1734088
   (State of Incorporation             (IRS Employer
      or Organization)              Identification No.)


44 Hunt Street, Watertown, MA               02472
    (Address of Principal                (Zip Code)
     Executive Offices)


If this form relates to the     If this form relates to the
registration of a class of     registration of a class of
securities pursuant to         securities pursuant to
Section 12(b) of the Exchange Section 12(g) of the Exchange Act and is effective pursuant Act and is effective pursuant to General Instruction A.(c), to General Instruction A.(d),
please check the following     please check the following
box. x                         box. __


Securities Act registration statement file number to which
this form relates:            (If Applicable)

Securities to be registered pursuant to Section 12(b) of the
Act:



     Title of Each Class          Name of Each Exchange on
     to be so Registered                   Which
                                    Each Class is to be
                                         Registered
  Common Stock, $0.0005 par         NASDAQ Global Market
            value


Securities to be registered pursuant to Section 12(g) of the
Act:

                            None
                      (Title of Class)

                      Explanatory Note

     This registration statement on Form 8-A is being filed to change the registration of the common stock, $0.0005 par value (the "Common Stock"), of Dynasil Corporation of America, a Delaware corporation (the "Registrant"), from
Section 12(g) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), to Section 12(b) under the Exchange Act in connection with the listing of the Common Stock on the NASDAQ Global Market ("Nasdaq"). The Common Stock is currently registered under Section 12(g) of the Exchange Act and is quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol "DYSL.OB". The Registrant anticipates that the quotation of the Common Stock on OTCBB will be terminated following the closing of trading on Thursday 16, 2010 and that the listing of the Common
Stock on Nasdaq will begin at the opening of trading on the Nasdaq on Friday 17, 2010 under the symbol "DYSL".

Item 1. Description of Registrant's Securities to be Registered.

     The following description of the Registrant's capital stock and provisions of the Registrant's certificate of incorporation and bylaws are summaries only, and they are qualified by reference to the Registrant's certificate of incorporation and bylaws.

     The Registrant's authorized capital stock consists of 40,000,000 shares of common stock, par value $0.0005 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of December 13, 2010, 12,738,080 shares of common stock and 5,256,000 shares of preferred stock were outstanding.

Common Stock

     Holders of the Registrant's common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Registrant's board of directors, subject to any preferential dividend rights of outstanding preferred stock.


     In the event of the Registrant's liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Registrant may designate and issue in the future.

Preferred Stock

     Under the Registrant's certificate of incorporation, the Registrant's Board of Directors has the authority, without further action by stockholders, to designate up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Common Stock.

  The issuance of preferred stock could:

  .        adversely affect the voting power of holders of
    Common Stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation;

  .        have the effect of decreasing the market price
    of the Registrant's Common Stock; and

  .        have the effect of delaying, deterring or
    preventing a change in control of the Registrant.

      In June 2008 the Registrant designated terms of a new class of preferred stock titled Series C 10% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), and thereafter issued 5,256,000 shares of the Series C Preferred Stock in a private placement. The Series C Preferred Stock contain priority and cumulative rights, preferences on dissolution, liquidation and winding up, and redemption, conversion and anti-dilution rights, as specified in the Certificate of Designation of Preferred Stock of Dynasil Corporation of America filed herewith as
Exhibit 3.05. On October 22, 2010 the Registrant determined to cause the mandatory conversion of all outstanding shares of the Series C Preferred Stock into shares of its Common Stock, which information is incorporated herein by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2010. The conversion will be effected on December 21, 2010 (the "Conversion Date"). As a result, following the conversion on the Conversion Date, there will be no shares of preferred stock outstanding.

      Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions of Delaware Law and the
Registrant's Corporate Documents

      Delaware Law.   The Registrant is governed by the
provisions of Section 203 of the Delaware General
Corporation Law.  In general, Section 203 prohibits a
Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  .        before the date that the person became an
    "interested stockholder," the Board of Directors approved either the "business combination" or the transaction which makes the person an "interested stockholder;"

  .        upon completion of the transaction that results
    in the "interested stockholder" becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  .        on or subsequent to the date that the person
    became an "interested stockholder," the business combination is approved by the board of directors and the vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the "interested stockholder."

      Generally, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who either owns 15% or more of the Registrant's outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of the Registrant's outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in the Registrant's control with respect to transactions the Registrant's board of directors does not approve in advance.

      By-Laws and Certificate of Incorporation Provisions. The Registrant's by-laws provide that special meetings of the Registrant's stockholders may be called by the directors or by any officer instructed by the directors. The Registrant's certificate of incorporation also specifies that the board of directors may alter, amend or repeal the Registrant's by-laws, and it gives the Board of Directors the power to use preferred stock with any characteristics it deems fit. Further, the Registrant's certificate of incorporation does not include a provision for cumulative voting for directors.

      The foregoing provisions could delay or discourage transactions involving an actual or potential change in control of the Registrant or the Registrant's management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of the Registrant's common stock.

Item 2.          Exhibits.

Exhibit
Number  Description

3.01    Certificate of Incorporation of the Registrant
      (previously filed as Exhibit A to the Registrant's
      Definitive Proxy Statement on Schedule 14A for the
      2008 Annual Meeting of Shareholders (File No. 0-
      27503) filed on January 4, 2008 and incorporated herein by reference)

3.02    Certificate of Merger of Foreign Corporation into a
      Domestic Corporation, dated February 29, 2008 (filed herewith)

3.03    Certificate of Amendment of Certificate of
      Incorporation, dated March 6, 2008 (filed herewith)

3.04    Certificate of Amendment of Certificate of
      Incorporation, dated February 26, 2009 (previously filed as Exhibit 3.1 to the Registrant's Quarterly
      Report on Form 10-Q (File No. 0-27503) filed on May
      15, 2009 and incorporated herein by reference)

3.05    Certificate of Designation of Preferred Stock of
      Dynasil Corporation of America, dated March 27, 2009
      (filed herewith)

3.06 By-Laws of the Registrant (previously filed as Exhibit B to the Registrant's Definitive Proxy
      Statement on Schedule 14A for the 2008 Annual Meeting of Shareholders (File No. 0-27503) filed on January
      4, 2008 and incorporated herein by reference)

4.01    See Exhibits 3.01, 3.02, 3.03, 3.04, 3.05 and 3.06
      for provisions of the Certificate of Incorporation, as amended, and By-laws, of the Registrant defining rights of the holders of Common Stock of the Registrant

                          SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               DYNASIL CORPORATION OF
                              AMERICA

Date: December 14, 2010           By  /s/   Craig T. Dunham
                                  -------------------------
                                   Craig T. Dunham
                                   President

                       Exhibit Index.


Exhibit
Number  Description

3.01    Certificate of Incorporation of the Registrant
      (previously filed as Exhibit A to the Registrant's
      Definitive Proxy Statement on Schedule 14A for the
      2008 Annual Meeting of Shareholders (File No. 0-
      27503) filed on January 4, 2008 and incorporated herein by reference)

3.02    Certificate of Merger of Foreign Corporation into a
      Domestic Corporation, dated February 29, 2008 (filed herewith)

3.03    Certificate of Amendment of Certificate of
      Incorporation, dated March 6, 2008 (filed herewith)

3.04    Certificate of Amendment of Certificate of
      Incorporation, dated February 26, 2009 (previously filed as Exhibit 3.1 to the Registrant's Quarterly
      Report on Form 10-Q (File No. 0-27503) filed on May
      15, 2009 and incorporated herein by reference)

3.05    Certificate of Designation of Preferred Stock of
      Dynasil Corporation of America, dated March 27, 2009
      (filed herewith)

3.06 By-Laws of the Registrant (previously filed as Exhibit B to the Registrant's Definitive Proxy
      Statement on Schedule 14A for the 2008 Annual Meeting of Shareholders (File No. 0-27503) filed on January
      4, 2008 and incorporated herein by reference)

4.01    See Exhibits 3.01, 3.02, 3.03, 3.04, 3.05 and 3.06
      for provisions of the Certificate of Incorporation, as amended, and By-laws, of the Registrant defining rights of the holders of Common Stock of the Registrant